                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement No. 33-76196 of GC Companies, Inc. on Form S-8 of our report dated January 26, 2001, (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's Reorganization proceedings under Chapter 11, discussed in Notes 1, 2 and 3; a change in method of accounting, discussed in Note 4 and the consolidated financial statements have been prepared assuming that the Company will continue as a going concern, discussed in Note 2), appearing in the Annual Report on Form 10-K of GC Companies, Inc. for the year ended October 31, 2000.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
January 26, 2001